MarketWise Reports Financial Results for Third Quarter 2022

~ Total Subscribers of 16.3 Million, Including 894 Thousand Paid Subscribers ~

~ Revenues of $119.9 Million ~

~ Billings of $105.1 Million ~

~ Net Income of $16.5 Million ~

~ Adjusted CFFO of $13.1 Million ~

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for third quarter 2022.

Third Quarter 2022 Key Performance Highlights
				YTD	YTD	YTD
(Unaudited)	3Q 2022	3Q 2021	% Change	3Q 2022	3Q 2021	% Change
Total Subscribers (in thousands)	16,309	13,766	18.5%
Paid Subscribers (in thousands)	894	965	(7.4)%
Total net revenue (in millions)	$119.9	$140.7	(14.8)%	$384.7	$402.5	(4.4)%
Billings (in millions)	$105.1	$138.1	(23.9)%	$358.6	$578.5	(38.0)%
ARPU	$556	$772	(28.0)%
Net income (loss) (in millions)	$16.5	$(366.3)	NM	$77.5	$(986.7)	(107.9)%
CFFO (in millions)	$9.9	$(92.6)	NM	$37.8	$58.6	(35.5)%
Adjusted CFFO (in millions)	$13.1	$34.7	(62.2)%	$41.0	$192.1	(78.7)%
Third Quarter 2022 Highlights(1)
▪Total net revenue was $119.9 million in third quarter 2022 compared to $140.7 million in third quarter 2021
▪Total Billings in third quarter 2022 was $105.1 million compared to $138.1 million in third quarter 2021; We believe the decrease is due in large part to reduced engagement of prospective and existing subscribers, as external economic and geopolitical factors continued to impact investor uncertainty and delayed purchases in the quarter
▪Net income was $16.5 million in third quarter 2022 compared to a net loss of $366.3 million in third quarter 2021; the net loss in third quarter 2021 was primarily driven by $412.6 million in stock-based compensation expense which related to Class B units under MarketWise, LLC’s prior operating agreement which was terminated as a result of our go-public Transaction on July 21, 2021. For further information on stock-based compensation, see footnotes 1 and 2 to Table 1. Income Statement below
▪Cash flow from operations (“CFFO”) was $9.9 million in third quarter 2022 compared to $92.6 million cash outflow in third quarter 2021

▪CFFO margin was 8.3% in third quarter 2022 compared to (65.8)% in third quarter 2021
▪Adjusted CFFO, a non-GAAP measure, was $13.1 million in third quarter 2022 compared to $34.7 million in third quarter 2021
▪Adjusted CFFO margin, a non-GAAP measure was 12.5% in third quarter 2022 compared to 25.2% in third quarter 2021
▪Deferred revenue was $690.7 million as of September 30, 2022 compared to $710.2 million as of September 30, 2021
▪Paid Subscribers were 894 thousand as of September 30, 2022 compared to 965 thousand as of September 30, 2021
▪Free Subscribers were 15.4 million as of September 30, 2022 compared to 12.8 million as of September 30, 2021
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Mark Arnold, Chief Executive Officer of MarketWise, commented, “The challenging economic environment continues to create uncertainty for retail investors and our subscriber base. Similar to the first half of the year, subscribers continue to take a cautious posture. We understand their hesitancy until there is more visibility in the direction of the markets and the full impact of this inflationary environment is better understood.”
Mr. Arnold continued, “While these macroeconomic conditions persist, we have focused on improving our financial results and executing on our strategic objectives. We made significant strides in reducing overhead and direct marketing costs during the third quarter with the goal of improving both margins and cash flow and we are seeing significant improvements. We also executed on a number of our strategic goals including the roll-out of our MarketWise.com platform, acquiring additional editorial assets and talent, and further developing our data science capabilities. We also believe that the steps that we took this quarter to simplify our capital structure will improve the liquidity of our stock as we go forward.”

Update on Cost Reduction Initiative
As previously disclosed, the Company initiated a cost reduction program in June 2022, targeting $74 million of total expense savings, through a reduction in both overhead and direct marketing expense. In total, we anticipated reducing overhead by an annualized amount equal to approximately $37 million, or 15% of 2022 budgeted overhead. Through the third quarter, we achieved $8 million of overhead reductions in the run-rate of expenses, or $31 million annualized, as compared to first quarter 2022. We have identified and expect to recognize an additional $6 million of cost savings related to 2022 budgeted overhead expenditures for the second half of 2022, bringing our total annualized savings related to overhead to $37 million as compared to our budget. In addition we targeted a total reduction in direct marketing of $37 million for the second half of 2022. Through the third quarter, we lowered our direct marketing expense by $18 million, or approximately $6 million per month. As a result of these actions, our Adjusted CFFO margins improved to 12.5% in third quarter 2022 as compared to 11.0% for the first half of 2022. As of the end of the third quarter, we are on target to achieve our cost reduction goals.

Warrant Exchange Transaction
On September 19, 2022, we completed an exchange offer relating to our outstanding Public Warrants and Private Placement Warrants, whereby the holders of the warrants were offered 0.1925 shares of our Class A common stock for each outstanding warrant tendered (the “Warrant Exchange Offer”). In connection with the closing of the

Warrant Exchange Offer, we issued a total of 5,725,681 shares of common stock in exchange for 29,743,931 warrants. Pursuant to an amendment to the warrant agreement authorized in connection with the Warrant Exchange Offer, on September 30, 2022, the 1,236,062 outstanding warrants that were not tendered in the exchange were converted into 214,058 shares of common stock. As a result of these transactions, there were no warrants outstanding as of September 30, 2022.

Third Quarter 2022 Financial & Operational Results
Total net revenue decreased by $20.7 million, or 14.7%, to $119.9 million in third quarter 2022 compared to $140.7 million in third quarter 2021. The decrease in net revenue was primarily driven by a $16.9 million decrease in term subscription revenue.
Term subscription revenue decreased during third quarter 2022 primarily due to lower Billings as compared to the 2021 period which was driven by reduced engagement of prospective and existing subscribers in the 2022 period.
Billings decreased by $33.0 million, or 23.9%, to $105.1 million for the quarter ended September 30, 2022 as compared to $138.1 million for the quarter ended September 30, 2021. We believe the decrease is due in large part to reduced engagement of prospective and existing subscribers. This began in the second half of 2021 as consumers prioritized travel and leisure in lieu of spending time focusing on their investments. First quarter 2022 brought additional challenges with uncertainty stemming from external factors such as 40-year high inflation, volatility across asset classes, federal reserve tightening, and the war in Ukraine. These same factors have persisted into third quarter 2022, which we believe further contributed to prospective and existing subscribers delaying their purchases.
Billings decreased by $12.4 million, or 10.6%, to $105.1 million for third quarter 2022 as compared to $117.5 million for second quarter 2022. Overall conversion rates were nearly identical in third quarter 2022 compared to the first and second quarters 2022. The decline in Billings was driven by two factors. First, our lower-priced entry level subscriptions declined in close proportion to the decline in direct marketing spend instituted as part of our cost reduction initiatives. Additionally, conversion rates and thus Billings declined in third quarter 2022 as compared to second quarter 2022 as subscribers continued to delay additional purchases.
Net income was $16.5 million in third quarter 2022 compared to a net loss of $366.3 million in third quarter 2021. We recognized stock-based compensation expenses related to the 2021 Incentive Award Plan and the ESPP of $2.2 million in third quarter 2022, and stock-based compensation expenses related to the Class B Units of $412.6 million in third quarter 2021.
Cash flow from operations increased by $102.5 million, or 110.7%, from a $92.6 million cash outflow in third quarter 2021 to a $9.9 million cash inflow in third quarter 2022. Cash flow from operations for third quarter 2022 was primarily driven by net income of $16.5 million adjusted for net non-cash factors which increased cash by $9.0 million, and net changes in our operating assets and liabilities which reduced cash by $15.6 million, largely due to timing differences in the net receipt of cash.
Adjusted CFFO decreased by $21.7 million, or 62.3%, from $34.7 million in third quarter 2021 to $13.1 million in third quarter 2022, primarily driven by a decrease of $33.0 million in Billings. Adjusted CFFO this quarter was impacted by net changes in working capital, excluding changes in deferred revenue and changes in deferred contract acquisition costs, which decreased cash by $6.0 million, largely due to a decrease in accrued expenses this quarter. The difference between Adjusted CFFO and CFFO in third quarter 2022 is $3.2 million, which are one-time costs related to our cost reduction initiatives and professional fees related to our warrant exchange transaction. The difference between Adjusted CFFO and CFFO in third quarter 2021 is stock-based compensation associated with $117.3 million of profits distributions to the original Class B unitholders, and a discretionary, one-time, lifetime-award, non-employee bonus payment of $10.0 million.
Total Paid Subscribers decreased by 71 thousand, or 7.4%, to 894 thousand as of September 30, 2022 as compared to 965 thousand at September 30, 2021, driven by a combination of decreased overall consumer engagement as the economy reopened in mid-2021, an outsized new subscriber cohort from first quarter 2021 yielding additional churned subscribers in first quarter 2022, combined with an overall challenging economic environment that has persisted through third quarter 2022. The decreases from these factors were partially offset by the addition of approximately 16 thousand paid subscribers that joined our list as a result of the Winans Media transaction in third quarter 2022.
Total Paid Subscribers decreased by 4 thousand, or 0.5%, to 894 thousand as of September 30, 2022 as compared to 898 thousand as of June 30, 2022. We believe the volatility across asset classes, high-inflation environment, and fears of recession have left prospective and existing subscribers hesitant to purchase or upgrade as they assess the latest economic data and the Federal Reserve’s potential next steps. These trends, which began in first quarter 2022, have continued to slow our new subscriber acquisition through third quarter 2022. The decreases from these factors were partially offset by the addition of approximately 16 thousand paid subscribers that joined our list as a result of the Winans Media transaction in third quarter 2022.
Free Subscribers increased by 2.6 million, or 20.4%, to 15.4 million at September 30, 2022 compared to 12.8 million at September 30, 2021.
Free Subscribers increased by 0.4 million, or 3.0%, to 15.4 million as of September 30, 2022 as compared to 15.0 million as of June 30, 2022. This growth was driven by our continued lead generation efforts.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	Three months ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net cash provided by (used in) operating activities	$9,901	$(92,598)	NM	$37,763	$58,620	(35.6)%
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	—	117,342	(100.0)%	—	123,449	(100.0)%
Non-recurring expenses	3,190	10,000	(68.1)%	3,190	10,000	(68.1)%
Adjusted CFFO	$13,091	$34,744	(62.3)%	$40,953	$192,069	(78.7)%

Net cash provided by (used in) operating activities	$9,901	$(92,598)	NM	$37,763	$58,620	(35.6)%
Total net revenue	119,934	140,667	(14.7)%	384,746	402,511	(4.4)%
Net cash provided by (used in) operating activities margin	8.3%	(65.8%)		9.8%	14.6%

Adjusted CFFO	$13,091	$34,744	(62.3)%	$40,953	$192,069	(78.7)%
Billings	$105,062	$138,093	(23.9)%	$358,564	$578,496	(38.0)%
Adjusted CFFO margin	12.5%	25.2%		11.4%	33.2%
NM: Not meaningful

About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 180 products, and serving a community of 16 million Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW." As of September 30, 2022, the Company had 28,822,502 Class A common shares and 291,092,303 Class B common shares issued and outstanding. The Company's common stock market capitalization was approximately $787.0 million, based on the closing price of publicly traded Class A common shares of $2.46 on October 31, 2022.
Conference Call Details
As previously announced, the Company will hold a conference call to discuss its Third Quarter 2022 results on Thursday, November 3, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise Third Quarter 2022 Earnings Conference Call. A telephonic replay will be available starting at 2:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13733304. The telephonic replay will be available until 11:59 p.m. Eastern Time on November 17, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transactions, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.

Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Landing Page Visits: The cumulative number of visits to our standalone web pages created specifically for each marketing campaign. We believe landing page visits are a measure of customer engagement.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$119,297	$140,422	$383,383	$401,647
Related party revenue	637	245	1,363	864
Total net revenue	119,934	140,667	384,746	402,511

Operating expenses:
Cost of revenue(1)(2)	14,482	62,024	48,328	221,662
Sales and marketing(1)(2)	51,635	82,558	184,922	231,269
General and administrative(1)(2)	28,986	356,286	79,895	928,376
Research and development(1)(2)	2,173	2,137	6,740	5,842
Depreciation and amortization	836	629	2,053	2,076
Related party expense	96	10,097	290	10,144
Total operating expenses	98,208	513,731	322,228	1,399,369
Income (loss) from operations	21,726	(373,064)	62,518	(996,858)
Other (expense) income, net	(3,651)	9,859	15,568	10,162
Interest (expense) income, net	(183)	5	(572)	17
Income (loss) before income taxes	17,892	(363,200)	77,514	(986,679)
Income tax expense	1,383	3,085	3,945	3,085
Net income (loss)	16,509	(366,285)	73,569	(989,764)
Net income attributable to noncontrolling interests	20,521	33,248	59,875	32,117
Net (loss) income attributable to MarketWise, Inc.	$(4,012)	$(399,533)	$13,694	$(1,021,881)

(1)    Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of revenue	$438	$46,396	$1,496	$171,312
Sales and marketing	514	32,606	1,655	47,516
General and administrative	1,201	333,563	4,039	842,257
Total stock-based compensation expense	$2,153	$412,565	$7,190	$1,061,085
(2)    Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
2021 Incentive Award Plan	$2,086	$2,643	$6,828	$2,643
Employee Stock Purchase Plan	67	—	362	—
Vested Class B units and change in fair value of Class B liability awards	—	292,580	—	934,993
Profits distributions to Class B unitholders	—	117,342	—	123,449
Total stock-based compensation expense	$2,153	$412,565	$7,190	$1,061,085

Note: During 2021 our stock-based compensation expense primarily stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and related to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in fair value included in overall stock-based compensation expense. However, following the consummation of the Transactions, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities ceased. During 2022, stock-based compensation is based upon any stock-based compensation associated with our 2021 Incentive Award Plan and our Employee Stock Purchase Plan and is in line with stock-based compensation that may be seen at companies similar to MarketWise.

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$147,216	$139,078
Accounts receivable	4,564	7,805
Prepaid expenses	10,672	13,043
Related party receivables	927	496
Related party notes receivable, current	422	298
Restricted cash	—	500
Deferred contract acquisition costs	97,292	82,685
Other current assets	3,507	2,484
Total current assets	264,600	246,389
Property and equipment, net	963	1,188
Operating lease right-of-use assets	9,979	10,901
Intangible assets, net	17,014	8,612
Goodwill	31,307	23,288
Deferred contract acquisition costs, noncurrent	105,293	120,386
Related party notes receivable, noncurrent	—	861
Deferred tax assets	5,315	8,964
Other assets	716	965
Total assets	$435,187	$421,554
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$3,151	$4,758
Related party payables, net	261	970
Accrued expenses	39,302	46,453
Deferred revenue and other contract liabilities	318,804	317,133
Operating lease liabilities	1,452	1,274
Other current liabilities	20,749	24,905
Total current liabilities	383,719	395,493
Deferred revenue and other contract liabilities, noncurrent	371,921	393,043
Derivative liabilities, noncurrent	1,320	2,015
Warrant liabilities	—	29,332
Operating lease liabilities, noncurrent	6,250	6,933
Total liabilities	763,210	826,816
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 28,822,502 and 24,718,402 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3	2
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	29	29
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	104,833	97,548
Accumulated other comprehensive loss	(109)	(9)
Accumulated deficit	(132,421)	(146,115)
Total stockholders’ deficit attributable to MarketWise, Inc.	(27,665)	(48,545)
Noncontrolling interest	(300,358)	(356,717)
Total stockholders’ deficit	(328,023)	(405,262)
Total liabilities, noncontrolling interest, and stockholders’ deficit	$435,187	$421,554

Table 3. Cash Flows

(Unaudited, in thousands)	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$73,569	$(989,764)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,053	2,076
Impairment of right-of-use assets	287	—
Stock-based compensation	7,190	208,646
Change in fair value of derivative liabilities – Class B Units	—	728,079
Change in fair value of derivative liabilities – other	(15,626)	(11,543)
Deferred taxes	3,649	3,085
Unrealized gains on foreign currency	(91)	(62)
Noncash lease expense	1,616	1,375
Gain on sale of cryptocurrencies	—	(105)
Changes in operating assets and liabilities:
Accounts receivable	3,241	5,581
Related party receivables and payables, net	(1,140)	(906)
Prepaid expenses	2,371	(4,396)
Other current assets and other assets	(774)	26
Cryptocurrency intangible assets	—	109
Deferred contract acquisition costs	486	(82,050)
Trade and other payables	(1,516)	(7,667)
Accrued expenses	(7,151)	31,005
Deferred revenue	(24,759)	170,239
Operating lease liabilities	(1,486)	(859)
Other current and long-term liabilities	(4,156)	5,751
Net cash provided by operating activities	37,763	58,620
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(12,770)	(7,139)
Acquisition of non-controlling interests, including transaction costs	(297)	—
Purchases of property and equipment	(35)	(73)
Purchases of intangible assets	—	(890)
Capitalized software development costs	(136)	(100)
Net cash used in investing activities	(13,238)	(8,202)
Cash flows from financing activities:
Net proceeds from the Transactions	—	113,291
Issuance of related party notes receivable	—	(8)
Proceeds from related party notes receivable, net	737	—
Proceeds from issuance of common stock	517	—
Repurchases of stock	(13,054)	—
Restricted stock units withheld to pay taxes	(511)	—
Distributions to members	—	(135,451)
Distributions to noncontrolling interests	(4,476)	(5,057)
Net cash used in financing activities	(16,787)	(27,225)
Effect of exchange rate changes on cash	(100)	(32)
Net increase in cash, cash equivalents and restricted cash	7,638	23,161
Cash, cash equivalents and restricted cash — beginning of period	139,578	114,927
Cash, cash equivalents and restricted cash — end of period	$147,216	$138,088

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